Contra proxy statements mailed on November 17
Q&A summarizes major proposals submitted to shareholders
On November 17, Fidelity mailed proxy statements covering a variety of proposals for Contrafund (#022). Since Contra is held in over 2 million accounts across Fidelity, we can expect an increase in proxy-related calls before the January 14, 1998 shareholder meeting. The attached Q&A was included in proxy packages that were sent to shareholders. The Q&A summarizes the major proposals for which shareholders are being asked to vote. A more detailed description of each proposal may be found in the shareholder's proxy statement.
Each phone site has a proxy specialist who is in contact with the product management team. Please refer any questions to the following individuals:
(solid bullet) Cincinnati   Vic Hugo
(solid bullet) Dallas   John F. Harrison
(solid bullet) Merrimack   Wayne Berna
(solid bullet) Salt Lake City  Craig Barlow
For information on the proxy process in general, please refer to the Q&A in the September 9, 1997 NewsLine.
CLICK FOR Q&A
IMPORTANT INFORMATION TO HELP YOU UNDERSTAND AND VOTE ON THE PROPOSALS Please read the full text of the enclosed proxy statement. Below is a brief overview of all of the proposals found in the proxy statement that are to be voted on at the Special Meeting of Shareholders. If you have any questions regarding the proposals, please call us at 1-800-544-8888. We appreciate you placing your trust in Fidelity and look forward to helping you achieve your financial goals.
THE PROXY SAYS THAT THE BOARD OF TRUSTEES HAS APPROVED THESE CHANGES. WHAT ROLE DOES THE BOARD PLAY? (PROPOSAL 1)
The Trustees oversee the investment policies of the fund. Members of the Board are fiduciaries and have an obligation to serve the best interests of shareholders, including approving policy changes such as those proposed for your fund. In addition, the Trustees review fund performance, oversee fund activities, and review contractual arrangements with companies that provide services to the fund.
WHAT IS THE ROLE OF THE INDEPENDENT ACCOUNTANTS? (PROPOSAL 2)
The independent accountants examine annual financial statements for the fund and provide other audit and tax-related services. They also sign or certify any financial statements of the fund that are required by law to be independently certified and filed with the Securities and Exchange Commission.
WHAT IS THE CHANGE IN VOTING RIGHTS BEING PROPOSED? (PROPOSAL 3)
The proposed change would provide a more equitable distribution of voting rights than the one-share, one-vote system currently in effect. The voting power of each shareholder would be measured by the value of the shareholder's total dollar investment rather than by the number of shares owned.
Since Contrafund is the only fund in the trust, this proposal does not currently affect your voting rights. However, it would affect your voting rights if additional funds with a fluctuating net asset value per share (NAV) were added to the trust in the future. Under the current system, if there were fluctuating NAV funds in the trust, there would be disproportionate voting rights since the NAV of each fund will generally diverge over time. By basing voting rights on total dollar investment, the proposed change would give investors in new funds more equitable voting rights.
WHAT IS THE PROPOSED CHANGE IN NOTIFICATION OF AN APPOINTMENT OF A TRUSTEE? (PROPOSAL 4)
The Declaration of Trust currently requires that notification of a Trustee appointment be mailed to shareholders within three months. To reduce the cost to the fund, the proposed change is to notify shareholders of Trustee appointments in the next financial report for the fund.
WHAT ARE THE BENEFITS OF PERMITTING FUNDS TO INVEST THEIR ASSETS IN ANOTHER OPEN-END INVESTMENT COMPANY WITH SUBSTANTIALLY THE SAME INVESTMENT OBJECTIVE AND POLICIES? (PROPOSALS 5 AND 6)
Fidelity Management & Research Company (FMR) and the Board of Trustees continually review methods of structuring mutual funds to take maximum advantage of potential efficiencies. A number of mutual fund companies have developed "master-feeder" fund structures under which several "feeder" funds invest all of their assets in a single pooled investment, or "master" fund. The purpose of the master feeder fund structure is to achieve operational efficiencies by consolidating portfolio management while maintaining different distribution and servicing structures. An example would be funds with the same investment objective but different minimum investments due to the servicing of individual shareholders versus institutional clients. These proposals would enable the fund to invest all of its assets in another open-end investment company, managed by FMR or an affiliate, with substantially the same investment objective and policies. In order to implement the master-feeder structure, both the Declaration of Trust and the fund's policies must permit the structure. Proposal 5 would amend the Declaration of Trust to permit the structure and Proposal 6 would amend the policy at the fund level.
The master-feeder fund structure could generate operational efficiencies and the opportunity to reduce costs. However, no such plans are being contemplated for the fund at this time and the Trustees would only allow it in the future if they determined that it would be in the best interests of the fund and its shareholders.
WHAT IS BEING AMENDED IN THE FUND'S MANAGEMENT CONTRACT? (PROPOSAL 7) The proposed amendments modify the fund's management contract with FMR. One modification would reduce the Group Fee portion of the management fee paid by the fund when FMR's assets under management exceed certain levels. The result of this modification would be a Group Fee Rate that is the same as, or lower than, the fee payable under the present management contract.
Another proposed amendment would modify the Performance Adjustment calculation that is used to calculate the fund's investment performance and that of its comparative Index. Specifically, the calculation will be rounded to the nearest 0.01% rather than the nearest 1.00%. The rounding will occur prior to calculating the difference in investment performance. The combined effect of the modifications to the Group Fee and rounding calculations may represent a future increase or decrease from the management fee under the Present Contract.
WHAT IS THE BENEFIT OF APPROVING NEW SUB-ADVISORY AGREEMENTS WITH FMR U.K. AND FMR FAR EAST? (PROPOSALS 8 AND 9)
FMR Far East, with its principal office in Tokyo, Japan and FMR U.K., with its principal office in London, England, are wholly-owned subsidiaries of FMR. Both FMR U.K. and FMR Far East provide FMR with investment advice and research on foreign securities specific primarily to their regions. This research complements other research produced by FMR's U.S.-based research analysts and portfolio managers. The proposed agreements would allow FMR Far East and FMR U.K. to continue to provide FMR with investment advice and research services. They would also permit FMR to grant FMR Far East and FMR U.K. investment management authority if FMR believes it would be beneficial to the fund and its shareholders.
The sub-advisory agreements on behalf of the fund would provide FMR with increased flexibility to access more specialized investment expertise in foreign markets. The proposed agreements would not increase fees paid to FMR by the fund.
WHAT ARE THE PROPOSED CHANGES TO INVESTMENT OBJECTIVE AND POLICIES?
(PROPOSAL 10)
This proposal would modify the fund's fundamental investment objective and policies. The proposed modifications are intended to describe the fund's investment approach more clearly. In addition, the proposal would modify some of the fund's investment policies.
The proposed fundamental investment objective would read, "The fund seeks capital appreciation by investing in securities of companies whose value FMR believes is not fully recognized by the public."
Under the proposal, this investment objective would be fundamental and could only be changed with shareholder approval.
The proposal would not change the fund's contrarian investment style or its goal of seeking capital appreciation. The proposal would, however, reflect changes in the fund's mix of investment strategies over time. The proposed investment strategy places importance on companies that are not necessarily performing poorly, but whose potential is not fully recognized by the market.
The proposal would also make some of the fund's investment policies non-fundamental (i.e., changeable without shareholder approval, but subject to supervision of the Board of Trustees). Making selected policies non-fundamental would increase the fund's flexibility to deal with changes in the marketplace. For more detailed information on the proposed modifications to the investment objective and policies, please refer to Proposal 10 in the Proxy Statement.
WHAT IS THE BENEFIT OF AMENDING THE FUNDAMENTAL INVESTMENT LIMITATION CONCERNING DIVERSIFICATION? (PROPOSAL 11)
Proposal 11 would permit the fund to invest without limit in the securities of other investment companies. As a result of an order of exemption granted by the SEC, the fund may currently invest up to 25% of its total assets in non-publicly offered money market and short-term bond funds (the Central Funds), managed by FMR or an affiliate of FMR.
If the proposal is approved, the fund may increase its investment in the Central Funds. FMR believes that the Central Funds will benefit the fund through enhanced efficiency of cash management and increased short-term investment opportunities.
WHAT IS MEANT BY RATIFICATION OF "THE FUND'S FUNDAMENTAL INVESTMENT LIMITATIONS"? (PROPOSALS 12 - 13)
The primary purpose of these proposals is to approve fundamental investment limitations currently being followed by the fund in an effort to standardize these limitations for all funds managed by FMR. Fidelity believes that increased standardization will help promote operational efficiencies and facilitate monitoring of investment compliance. RATIFICATION OF THE PROPOSALS IS NOT EXPECTED TO AFFECT THE WAY THE FUND IS MANAGED, THE INVESTMENT PERFORMANCE OF THE FUND, OR THE SECURITIES OR INSTRUMENTS IN WHICH THE FUND INVESTS.
HOW MANY VOTES AM I ENTITLED TO CAST?
As a shareholder, you are entitled to one vote for each share you own of the fund on the record date. The record date is November 17, 1997. WHAT IF THERE ARE NOT ENOUGH VOTES TO REACH A QUORUM BY THE SCHEDULED SHAREHOLDER MEETING DATE?
If enough people do not vote, we will need to take further action. We or outside solicitors may contact you by mail, telephone, facsimile, or by personal interview to encourage you to vote. All of this is costly to the fund and is ultimately passed on to shareholders. Therefore, we encourage shareholders to vote as soon as they review the enclosed proxy materials to avoid additional mailings, telephone calls or other solicitations.
HOW DO I VOTE MY SHARES?
You can vote your shares by completing and signing the enclosed proxy card, and mailing it in the enclosed postage paid envelope. If you need assistance, or have any questions regarding the proposals, please call us at 1-800-544-8888.
HOW DO I SIGN THE PROXY CARD?
INDIVIDUAL ACCOUNTS: Shareholders should sign exactly as their names appear on the account registration shown on the card.
JOINT ACCOUNTS: Either owner may sign, but the name of the person signing should conform exactly to a name shown in the registration. ALL OTHER ACCOUNTS: The person signing must indicate his or her capacity. For example, a trustee for a trust or other entity should sign, "Ann B. Collins, Trustee."